Exhibit 10.28


                                 Judicate, Inc.
                         200 S. Broad Street, Suite 800
                             Philadelphia, PA 19102



                                                              December 29, 1995


Mr. Stephen J. Drescher
101 West 67th Street
New York, New York 10023


Dear Steve:

         Please be advised that your obligations in connection with a Demand
Note in favor of the Company for $156,250 (representing the full purchase price for 250,000 shares of the Company's Common Stock which you exercised options to purchase in April 1995), and your obligation for an outstanding amount due the Company for a loan that the Company made to you in the amount of $5,000 in December 1993, have been satisfied by Gulfstream Financial Group, Inc. and Phillip D. Schwiebert, subject to your resignation as an officer and director of the Company.

         Please indicate your acceptance and resignation below.


                                      Sincerely,

                                     /s/  Dominic A. Polimeni
                                     ---------------------------------------
                                     Dominic A. Polimeni
                                     President and Chief Operating Officer


To the Board of Directors
Judicate, Inc.

         I hereby accept the arrangement described above regarding the above mentioned obligations to the Company, and I hereby resign as an officer and director of Judicate, Inc., effective immediately, without further compensation and acknowledge that no other amounts are owed to the Company or are due to me.


By: /s/  Stephen J. Drescher                            Date:  January 12, 1996
    ----------------------------
         Stephen J. Drescher